EXHIBIT 5.1

September 21, 2017

Medical Transcription Billing, Corp.

7 Clyde Road

Somerset, New Jersey 08873

Re:	Registration Statement on Form S-1 (No. 333-220493).

Ladies and Gentlemen:

We have acted as counsel to Medical Transcription Billing, Corp., a Delaware corporation (the “Company”), in connection with its filing of a registration statement on Form S-1 (as amended, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). We have been requested by the Company to render this opinion in connection with the filing of the Registration Statement. The Registration Statement covers 200,000 shares of the Company’s 11% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Shares”).

We have examined the Registration Statement together with the exhibits thereto and the documents incorporated by reference therein. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of this opinion. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Shares will be issued and sold in the manner stated in the Registration Statement and the prospectus contained therein; and (v) the legal capacity of all natural persons. As to any facts material to this opinion that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion as to the laws of any state or jurisdiction, other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

MTBC/ Form S-1 (No. 333-220493)	Page 2 of 2
September 21, 2017

Based on the foregoing, we are of the opinion that, upon the issuance and delivery of and payment for the Shares, all in the manner stated in the Registration Statement and the prospectus contained therein, such Shares will be validly issued, fully paid and nonassessable.

This opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on this opinion) that hereafter may come to our attention. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears in the Registration Statement and the prospectus contained therein. In giving this consent, we do not believe we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement, including this opinion.

Very truly yours,

Mazzeo Song P.C.

By:	/s/ David S. Song
David S. Song
Partner